EXHIBIT 99.1

FOR IMMEDIATE RELEASE	CONTACT: Frederick N. Cooper (215) 938-8312
August 21, 2018	fcooper@tollbrothers.com

Toll Brothers Reports FY 2018 3rd Qtr and 9 Month Results

HORSHAM, PA, August 21, 2018 -- Toll Brothers, Inc. (NYSE:TOL) (www.tollbrothers.com), the nation’s leading builder of luxury homes, today announced results for its third quarter ended July 31, 2018.

FY 2018’s Third Quarter Financial Highlights (Compared to FY 2017’s Third Quarter):

•	Net income was $193.3 million, or $1.26 per share diluted, compared to net income of $148.6 million, or $0.87 per share diluted, in FY 2017’s third quarter

•	Pre-tax income was $253.1 million, compared to $203.6 million

•	Other income and Income from unconsolidated entities was $23.4 million, compared to $31.3 million

•	Revenues were $1.91 billion - up 27%; home deliveries were 2,246 units - up 18%

•	Net signed contracts value was $2.03 billion - up 12%; contract units were 2,316 - up 7%

•	Per-community net signed contracts were 8.10 units per community - up 18%

•	Backlog value at third-quarter end rose to $6.48 billion - up 22%; units totaled 7,100 - up 13%

•	Gross margin, as a percent of revenues, was 21.1%

•	Adjusted Gross Margin, which excludes interest and inventory write-downs (“Adjusted Gross Margin”), was 24.3%

•	Inventory write-downs were $11.1 million, compared to $2.4 million

•	SG&A, as a percentage of revenues, was 9.1%

•	Income from operations was 12.0% of revenues

In Addition, the Company:

•	Repurchased approximately 3.7 million shares of its common stock at an average price of $37.24 per share for a total purchase price of approximately $136.0 million in its third quarter

•	Repurchased approximately 300,000 additional shares of its common stock at an average price of $35.02 per share for a total purchase price of $10.5 million in its FY 2018 fourth quarter to date

•	In FY 2018 to date, repurchased approximately 10.2 million shares of its common stock at an average price of $43.05 per share for a total purchase price of approximately $438.0 million

FY 2018 Financial Guidance (Subject to the Forward-Looking Statement Below):

•
Full FY 2018 deliveries of between 8,100 and 8,400 units with an average price of between $835,000 and $860,000; fourth-quarter deliveries of between 2,550 and 2,850 units with an average price of between $840,000 and $870,000

•	FY Adjusted Gross Margin of approximately 24.0% of revenues, consistent with the mid-point of its previous guidance range; fourth-quarter Adjusted Gross Margin of approximately 24.8%

•	FY SG&A, as a percentage of FY revenues, of approximately 9.8%; fourth-quarter SG&A, as a percentage of fourth-quarter revenues, of approximately 8.1%

•	FY Other income and Income from unconsolidated entities of approximately $145 million, with approximately $55 million in the fourth quarter

•	FY tax rate of approximately 23%; fourth-quarter tax rate of approximately 28.5%

Douglas C. Yearley, Jr., Toll Brothers’ chief executive officer, stated: “We had an outstanding quarter with earnings per share, net income, pre-tax income and income from operations rising 45%, 30%, 24% and 33%, respectively, compared to one year ago. Revenues of $1.91 billion were up 27%, our highest third quarter ever, driven by strong revenue growth in our California, West, South, Mid-Atlantic and North regions.

“We achieved 12% growth in the value of new contracts signed, which, at $2.03 billion, was the highest for any third quarter in our history. Record third-quarter contracts and a third-quarter-end backlog, up 22% in dollars from one year ago, indicate revenue and earnings growth in FY 2019.

“On a per-community (same store) basis, contracts of 8.1 were the highest for a third quarter in over a decade, and up 18% compared to FY 2017. Our community count grew from 283 at second-quarter end to 301 at third-quarter end but still lagged FY 2017’s 312 at third-quarter end. We expect to reach approximately 315 selling communities by FYE 2018, which should give us a strong start for FY 2019. And we expect further community count growth by FYE 2019.

“The value of contracts in the West, South and Mid-Atlantic regions and in our City Living division were all up at least double digits while the North region was essentially flat. In California, contracts were down 1% in dollars and 4% in units. Contracts per-community in California declined from 11.3 in FY 2017’s third quarter to 10.0 this quarter. However, contracts per-community in California were still well-ahead of the company-wide average of 8.1. While California is not as hot as a year ago, it is still one of our stronger markets. Compared to one year ago, backlog in California was up 55% in value at third-quarter end. Most of this backlog will be delivered in FY 2019.

“Our double-digit growth in revenues, contracts and backlog and our strong earnings reflect the health of the new home industry in general and our unique position in the luxury market. Through our customization program, our buyers are adding, on average, $165,000 in lot premiums and structural and designer options to their homes. We are also benefiting from the quality of our brand, the diversity of our product lines and our attractively-located land pipeline across approximately 50 markets. In the current supply-constrained housing environment, we are well-positioned to grow.”

Martin P. Connor, Toll Brothers’ chief financial officer, stated: “We are very pleased with this third quarter’s results as we exceeded our guidance for closings, average delivered price, adjusted gross margin, SG&A leverage, Other income and Income from unconsolidated entities, and effective tax rate.

“Contracts per community improved over last year, our quarter-end community count was above expectations, and our backlog was the highest at third-quarter end in a dozen years. With an average build time of over nine months, this backlog provides good revenue visibility into the first half of FY 2019.

“Gross margin this quarter benefitted from approximately 60 basis points of litigation settlements, which we had expected to occur in the fourth quarter. Excluding these settlements, our third-quarter Adjusted Gross Margin still exceeded our guidance by 30 basis points.

“Toll Brothers Apartment Living, our residential rental development platform, is performing well and should continue to show significant growth. Our apartment strategy includes regularly monetizing apartment assets through sale or recapitalization to contribute to earnings. During the third quarter, we sold Parc Westborough, a 249-unit garden-style community held in joint venture and located in Westborough Massachusetts. This resulted in a $9 million gain to Toll Brothers.

“We remain focused on returning value to shareholders and improving our return on equity, as indicated by the year-over-year reduction in our lots owned compared to total lots controlled, our recently increased dividend, and our continued stock buybacks. Owned lots as a percent of total were 63%, down from 68% at FY 2017’s third-quarter end, and we repurchased another $147 million of our stock since the end of the second quarter of FY 2018 for a total of $438 million purchased so far in FY 2018. Return on beginning equity for FY 2018 is now forecast to be approximately 16%.

“Turning to guidance, we project full FY 2018 deliveries of between 8,100 and 8,400 units with an average price between $835,000 and $860,000. This would result in revenues of between $6.76 billion and $7.22 billion, which would be the highest annual revenues in the history of the Company. Fourth-quarter deliveries are expected to be between 2,550 and 2,850 units with an average price of between $840,000 and $870,000.

“For the full FY 2018, we are projecting an Adjusted Gross Margin of approximately 24.0%, which is consistent with the mid-point of our previous guidance, and 24.8% for the fourth quarter.

“We expect full year SG&A, as a percentage of revenues, to be 9.8%, which is a 20-basis point improvement from our previous guidance. Fourth quarter SG&A is expected to be 8.1% of revenues.

“FY 2018 Joint Venture and Other income is projected to be approximately $145 million with approximately $55 million expected in the fourth quarter.

“We are also lowering our full-year effective tax rate from a midpoint of 24% to approximately 23%. Our fourth-quarter effective tax rate guidance is approximately 28.5%. Lastly, we reaffirm our guidance for FYE 2018 community count of 315, compared to 305 at FYE 2017.”

Robert I. Toll, executive chairman, stated: “We believe there is room for continued growth in the new home market in the coming years. Household formations have been increasing and in many regions the aging housing stock may not satisfy the lifestyles of today’s buyers. Yet new home production has not kept pace with the growth in population and households. On the single-family side, housing starts, other than during the anemic years of this recovery, are at their lowest level since 1970. In addition, existing home values have increased, providing potential move-up and empty nester customers with more equity that they can put toward a new home purchase. We believe these two groups, along with the growing number of millennials starting to buy homes, are all sources of potential new demand in the coming years.”

The financial highlights for the third quarter and nine months ended July 31, 2018 (unaudited):

•	FY 2018’s third-quarter net income was $193.3 million, or $1.26 per share diluted, compared to FY 2017’s third-quarter net income of $148.6 million, or $0.87 per share diluted.

•
FY 2018’s third-quarter pre-tax income was $253.1 million, compared to FY 2017’s third-quarter pre-tax income of $203.6 million. FY 2018’s third-quarter results included pre-tax inventory write-downs totaling $11.1 million ($9.1 million attributable to operating communities and $2.0 million attributable to future communities). FY 2017’s third-quarter results included pre-tax inventory write-downs of $2.4 million ($1.4 million attributable to operating communities and $1.0 million attributable to future communities).

•	FY 2018’s nine-month net income was $437.2 million, or $2.81 per share diluted, compared to FY 2017’s nine-month net income of $343.6 million, or $2.01 per share diluted.

•	FY 2018’s nine-month pre-tax income was $537.4 million, compared to FY 2017’s nine-month pre-tax income of $512.6 million.

•
FY 2018’s nine-month pre-tax income results included pre-tax inventory write-downs totaling $28.7 million ($26.1 million attributable to operating communities and $2.6 million attributable to future communities). FY 2017’s nine-month results included pre-tax inventory write-downs of $11.3 million ($8.3 million attributable to operating communities and $3.0 million attributable to future communities).

•
FY 2018’s third-quarter total revenues of $1.91 billion and 2,246 units rose 27% in dollars and 18% in units, compared to FY 2017’s third-quarter total revenues of $1.50 billion and 1,899 units. The average price of homes delivered was $851,900, compared to $791,400 in FY 2017’s third quarter.

•	FY 2018’s nine-month total revenues of $4.69 billion and 5,555 units rose 24% in dollars and 18% in units, compared to FY 2017’s nine-month period totals of $3.79 billion and 4,727 units.

•
The Company’s FY 2018 third-quarter net signed contracts of $2.03 billion and 2,316 units rose by 12% in dollars and 7% in units, compared to FY 2017’s third-quarter net signed contracts of $1.81 billion and 2,163 units. The average price of net signed contracts was $877,400, compared to $837,300 in FY 2017’s third quarter.

•
On a per-community basis, FY 2018’s third-quarter net signed contracts were 8.10 units, compared to third-quarter totals of 6.89 units in FY 2017, 5.85 in FY 2016, 5.50 in FY 2015, and 5.25 in FY 2014.

•
The Company’s FY 2018 nine-month net signed contracts of $6.11 billion and 6,804 units increased 20% in dollars and 10% in units, compared to net contracts of $5.07 billion and 6,196 units in FY 2017’s nine-month period.

•
In FY 2018, third-quarter-end backlog of $6.48 billion and 7,100 units increased 22% in dollars and 13% in units, compared to FY 2017’s third-quarter-end backlog of $5.31 billion and 6,282 units. The average price of homes in backlog was $912,600 compared to $845,100 at FY 2017’s third-quarter end.

•
FY 2018’s third-quarter gross margin was 21.1% of revenues, compared to 21.7% in FY 2017’s third quarter. FY 2018’s third-quarter Adjusted Gross Margin was 24.3%, compared to 25.0% in FY 2017’s third quarter.

•	Interest included in cost of sales was 2.6% of revenues in FY 2018’s third quarter, compared to 3.1% in FY 2017’s third quarter.

•	SG&A, as a percentage of revenues, was 9.1% in FY 2018’s third quarter, compared to 10.3% in FY 2017’s third quarter.

•	Income from operations of $229.7 million represented 12.0% of revenues in FY 2018’s third quarter, compared to $172.2 million and 11.5% of revenues in FY 2017’s third quarter.

•	Income from operations of $447.8 million represented 9.6% of revenues in FY 2018’s nine-month period, compared to $362.2 million and 9.6% of revenues in FY 2017’s nine-month period.

•	Other income and Income from unconsolidated entities in FY 2018’s third quarter totaled $23.4 million, compared to $31.3 million in FY 2017’s third quarter.

•	Other income and Income from unconsolidated entities in FY 2018’s nine-month period totaled $89.7 million, compared to $150.4 million in FY 2017’s nine-month period.

•
FY 2018’s third-quarter cancellation rate (current-quarter cancellations divided by current-quarter signed contracts) was 5.4%, compared to 5.8% in FY 2017’s third quarter. As a percentage of beginning-quarter backlog, FY 2018’s third-quarter cancellation rate was 1.9%, compared to 2.2% in FY 2017’s third quarter.

•
The Company ended its FY 2018 third quarter with $522.2 million in cash, compared to $475.1 million in cash at 2018’s second-quarter end, and $946.2 million in cash at FY 2017’s third-quarter end. At FY 2018’s third-quarter end, the Company also had $1.12 billion available under its $1.295 billion, 20-bank credit facility, which matures in May 2021.

•
During the third quarter of FY 2018, the Company repurchased approximately 3.7 million shares of its common stock at an average price of $37.24 per share for a total purchase price of approximately $136.0 million and an additional approximately 0.3 million shares of its common stock at an average price of $35.02 per share for a total purchase price of $10.5 million to date in its FY 2018 fourth quarter.

•	To date in FY 2018, the Company has repurchased approximately 10.2 million shares of its common stock at an average price of $43.05, for a total purchase price of approximately $438.0 million.

•	On July 27, 2018, the Company paid its quarterly dividend of $0.11 per share to shareholders of record on the close of business on July 13, 2018.

•	The Company’s Stockholders’ Equity at FY 2018’s third-quarter end was $4.53 billion, compared to $4.53 billion at FY 2017’s third-quarter end.

•
The Company ended FY 2018’s third quarter with a debt-to-capital ratio of 44.5%, compared to 44.6% at FY 2018’s second-quarter end and 45.8% at FY 2017’s third-quarter end. The Company ended FY 2018’s third quarter with an adjusted net debt-to-capital ratio(1) of 40.1%, compared to 40.4% at FY 2018’s second-quarter end, and 38.4% at FY 2017’s third-quarter end.

•
The Company ended FY 2018’s third quarter with approximately 53,600 lots owned and optioned, compared to 51,000 one quarter earlier, and 47,800 one year earlier. At FY 2018’s third-quarter end, approximately 33,900 of these lots were owned, of which approximately 16,900 lots, including those in backlog, were substantially improved.

•	In the third quarter of FY 2018, the Company purchased 4,308 lots for $306.1 million.

•	The Company ended FY 2018’s third quarter with 301 selling communities, compared to 283 at FY 2018’s second-quarter end, and 312 at FY 2017’s third-quarter end.

•
Based on FY 2018’s third-quarter-end backlog and the pace of activity at its communities, the Company now estimates it will deliver between 8,100 and 8,400 homes in FY 2018, compared to previous guidance of 8,000 and 8,500 units. It now believes the average delivered price for FY 2018 will be between $835,000 and $860,000 per home. This translates to projected revenues of between $6.76 billion and $7.22 billion in FY 2018, compared to $5.82 billion in FY 2017.

•	The Company continues to expect FY 2018 Other income and Income from unconsolidated entities of approximately $145 million.

•	The Company projects FY 2018 Adjusted Gross Margin of approximately 24.0%, which is consistent with the mid-point of its previous guidance for full FY 2018.

•
The Company revises its full FY 2018 guidance on SG&A, as a percentage of revenues, to approximately 9.8% from 10.0% and reduces its guidance on its FY 2018 tax rate to 23% from the previous range of between 23% and 25%.

•	The Company expects FY 2018 fourth-quarter deliveries of between 2,550 and 2,850 units with an average price of between $840,000 and $870,000.

•	The Company expects its fourth-quarter FY 2018 Adjusted Gross Margin to be approximately 24. 8% of revenues.

•	FY 2018 fourth-quarter SG&A is expected to be approximately 8.1% of fourth quarter revenues.

•	The Company’s fourth-quarter FY 2018 Other income and Income from unconsolidated entities is expected to be approximately $55 million.

•	FY 2018’s fourth-quarter effective tax rate is expected to be approximately 28.5%.

•	The Company now expects to end FY 2018 with approximately 315 selling communities.

(1)	See “Reconciliation of Non-GAAP Measures” below for more information on the calculation of the Company’s net debt-to-capital ratio.

Toll Brothers will be broadcasting live via the Investor Relations section of its website, www.tollbrothers.com, a conference call hosted by CEO Douglas C. Yearley, Jr. at 11:00 a.m. (EDT) today, August 21, 2018, to discuss these results and its outlook for FY 2018. To access the call, enter the Toll Brothers website, click on the Investor Relations page, and select "Conference Calls.” Participants are encouraged to log on at least fifteen minutes prior to the start of the presentation to register and download any necessary software.

The call can be heard live with an online replay which will follow. MP3 format replays will be available after the conference call via the "Conference Calls" section of the Investor Relations portion of the Toll Brothers website.

Toll Brothers, Inc., A FORTUNE 500 Company, is the nation's leading builder of luxury homes. The Company began business over fifty years ago in 1967 and became a public company in 1986. Its common stock is listed on the New York Stock Exchange under the symbol “TOL.” The Company serves move-up, empty-nester, active-adult, and second-home buyers, as well as urban and suburban renters. It operates in 22 states: Arizona, California, Colorado, Connecticut, Delaware, Florida, Georgia (Toll Brothers Apartment Living), Idaho, Illinois, Maryland, Massachusetts, Michigan, Minnesota, Nevada, New Jersey, New York, North Carolina, Pennsylvania, Texas, Utah, Virginia, and Washington, as well as in the District of Columbia.

Toll Brothers builds an array of luxury residential single-family detached, attached home, master planned resort-style golf, and urban low-, mid-, and high-rise communities, principally on land it develops and improves. The Company acquires and develops rental apartment and commercial properties through Toll Brothers Apartment Living, Toll Brothers Campus Living, and the affiliated Toll Brothers Realty Trust, and develops urban low-, mid-, and high-rise for-sale condominiums through Toll Brothers City Living. The Company operates its own architectural, engineering, mortgage, title, land development and land sale, golf course development and management, and landscape subsidiaries. Toll Brothers also operates its own security company, TBI

Smart Home Solutions, which also provides homeowners with home automation and technology options. The Company also operates its own lumber distribution, house component assembly, and manufacturing operations. Through its Gibraltar Real Estate Capital joint venture, the Company provides builders and developers with land banking, non-recourse debt and equity capital.

In 2018, Toll Brothers was named World’s Most Admired Home Building Company in Fortune magazine’s survey of the World’s Most Admired Companies, the fourth year in a row it has been so honored. Toll Brothers was named 2014 Builder of the Year by Builder magazine, and is honored to have been awarded Builder of the Year in 2012 by Professional Builder magazine, making it the first two-time recipient. Toll Brothers proudly supports the communities in which it builds; among other philanthropic pursuits, the Company sponsors the Toll Brothers Metropolitan Opera International Radio Network, bringing opera to neighborhoods throughout the world. For more information, visit www.tollbrothers.com.

Toll Brothers discloses information about its business and financial performance and other matters, and provides links to its securities filings, notices of investor events, and earnings and other news releases, on the Investor Relations section of its website website (tollbrothers.com/investor-relations).

Forward-Looking Statements
Information presented herein for the third quarter ended July 31, 2018 is subject to finalization of the Company's regulatory filings, related financial and accounting reporting procedures and external auditor procedures.

This release contains or may contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. One can identify these statements by the fact that they do not relate to matters of a strictly historical or factual nature and generally discuss or relate to future events. These statements contain words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “may,” “can,” “could,” “might,” “should” and other words or phrases of similar meaning. Such statements may include, but are not limited to, anticipated operating results; home deliveries; financial resources and condition; changes in revenues; changes in profitability; changes in margins; changes in accounting treatment; cost of revenues; selling, general and administrative expenses; interest expense; inventory write-downs; home warranty and construction defect claims; unrecognized tax benefits; anticipated tax refunds; sales paces and prices; effects of home buyer cancellations; growth and expansion; joint ventures in which we are involved; anticipated results from our investments in unconsolidated entities; the ability to acquire land and pursue real estate opportunities; the ability to gain approvals and open new communities; the ability to sell homes and properties; the ability to deliver homes from backlog; the ability to secure materials and subcontractors; the ability to produce the liquidity and capital necessary to expand and take advantage of opportunities; and legal proceedings, investigations and claims.

Any or all of the forward-looking statements included in this release are not guarantees of future performance and may turn out to be inaccurate. Consequently, actual results may differ materially from those that might be anticipated from our forward-looking statements. Therefore, we caution you not to place undue reliance on our forward-looking statements.

The factors that could cause actual results to differ from those expressed or implied by our forward-looking statements include, among others: demand fluctuations in the housing industry; adverse changes in economic conditions in markets where we conduct our operations and where prospective purchasers of our homes live; increases in cancellations of existing agreements of sale; the competitive environment in which we operate; changes in interest rates or our credit ratings; the availability of capital; uncertainties in the capital and securities markets; the ability of customers to obtain financing for the purchase of homes; the availability and cost of land for future growth; the ability of the participants in various joint ventures to honor their commitments; effects of governmental legislation and regulation; effects of increased taxes or governmental fees; weather conditions; the availability and cost of labor and building and construction materials; the cost of raw materials; the outcome of various product liability claims, litigation and warranty claims; the effect of the loss of key management personnel; changes in tax laws and their interpretation; construction delays; and the seasonal nature of our business. For a more detailed discussion of these factors, see the risk factors in the information under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent annual report on Form 10-K filed with the SEC.

From time to time, forward-looking statements also are included in our periodic reports on Forms 10-K, 10-Q and 8-K, in press releases, in presentations, on our website and in other materials released to the public.

Any or all of the forward-looking statements included in our reports or public statements made by us are not guarantees of future performance and may turn out to be inaccurate. This can occur as a result of incorrect assumptions or as a consequence of known or unknown risks and uncertainties. Many factors mentioned in our reports or public statements made by us, such as market conditions, government regulation, and the competitive environment, will be important in determining our future performance. Consequently, actual results may differ materially from those that might be anticipated from our forward-looking statements.

This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995, and all of our forward-looking statements are expressly qualified in their entirety by the cautionary statements contained or referenced in this section.

Forward-looking statements speak only as of the date they are made. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

TOLL BROTHERS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	July 31, 2018	October 31, 2017
	(Unaudited)
ASSETS
Cash and cash equivalents	$522,181	$712,829
Inventory	7,957,616	7,281,453
Property, construction and office equipment, net	195,728	189,547
Receivables, prepaid expenses and other assets	623,088	544,699
Mortgage loans held for sale	94,291	132,922
Customer deposits held in escrow	136,322	102,017
Investments in unconsolidated entities	419,994	481,758
	$9,949,220	$9,445,225

LIABILITIES AND EQUITY
Liabilities:
Loans payable	$694,409	$637,416
Senior notes	2,860,771	2,462,463
Mortgage company loan facility	82,274	120,145
Customer deposits	470,231	396,026
Accounts payable	327,872	275,223
Accrued expenses	936,084	959,353
Income taxes payable	40,199	57,509
Total liabilities	5,411,840	4,908,135

Equity:
Stockholders’ Equity
Common stock	1,779	1,779
Additional paid-in capital	722,461	720,115
Retained earnings	4,866,980	4,474,064
Treasury stock, at cost	(1,060,746)	(662,854)
Accumulated other comprehensive loss	(1,810)	(1,910)
Total stockholders' equity	4,528,664	4,531,194
Noncontrolling interest	8,716	5,896
Total equity	4,537,380	4,537,090
	$9,949,220	$9,445,225

TOLL BROTHERS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data and percentages)
(Unaudited)

	Nine Months Ended July 31,				Three Months Ended July 31,
	2018		2017		2018		2017
	$	%	$	%	$	%	$	%
Revenues	$4,688,020		$3,787,151		$1,913,353		$1,502,909
Cost of revenues	3,742,256	79.8%	2,986,471	78.9%	1,509,619	78.9%	1,176,028	78.3%
Gross margin	945,764	20.2%	800,680	21.1%	403,734	21.1%	326,881	21.7%

Selling, general and administrative expenses	497,990	10.6%	438,497	11.6%	174,071	9.1%	154,650	10.3%
Income from operations	447,774	9.6%	362,183	9.6%	229,663	12.0%	172,231	11.5%

Other:
Income from unconsolidated entities	53,913		112,274		12,469		19,925
Other income - net	35,756		38,107		10,965		11,418
Income before income taxes	537,443		512,564		253,097		203,574
Income tax provision	100,268		168,947		59,839		55,011
Net income	$437,175		$343,617		$193,258		$148,563
Per share:
Basic earnings	$2.85		$2.11		$1.28		$0.91
Diluted earnings	$2.81		$2.01		$1.26		$0.87
Cash dividend declared	$0.30		$0.16		$0.11		$0.08
Weighted-average number of shares:
Basic	153,290		163,186		151,257		163,478
Diluted	155,733		171,127		153,173		171,562

Effective tax rate	18.7%		33.0%		23.6%		27.0%

TOLL BROTHERS, INC. AND SUBSIDIARIES
SUPPLEMENTAL DATA
(Amounts in thousands)
(unaudited)

	Nine Months Ended July 31,		Three Months Ended July 31,
	2018	2017	2018	2017
Impairment charges recognized:
Cost of sales - land owned/controlled for future communities	$2,620	$3,019	$1,996	$1,037
Cost of sales - operating communities	26,126	8,295	9,065	1,360
	$28,746	$11,314	$11,061	$2,397

Depreciation and amortization	$18,724	$18,437	$6,204	$6,314
Interest incurred	$123,028	$130,887	$41,759	$45,577
Interest expense:
Charged to cost of sales	$128,915	$114,365	$50,003	$45,879
Charged to other income - net	2,259	2,097	1,258	102
	$131,174	$116,462	$51,261	$45,981

Home sites controlled:	July 31, 2018	July 31, 2017
Owned	33,884	32,392
Optioned	19,720	15,448
	53,604	47,840

Inventory at July 31, 2018 and October 31, 2017 consisted of the following (amounts in thousands):

	July 31, 2018	October 31, 2017
Land and land development costs	$1,957,878	$1,861,820
Construction in progress	5,202,604	4,720,926
Sample homes	534,327	506,557
Land deposits and costs of future development	237,516	167,445
Other	25,291	24,705
	$7,957,616	$7,281,453

Toll Brothers operates in two segments: Traditional Home Building and Urban Infill ("City Living"). Within Traditional Home Building, Toll operates in five geographic segments:

North:	Connecticut, Illinois, Massachusetts, Michigan, Minnesota, New Jersey and New York

Mid-Atlantic:	Delaware, Maryland, Pennsylvania and Virginia

South:	Florida, North Carolina and Texas

West:	Arizona, Colorado, Idaho, Nevada, and Washington

California:	California

	Three Months Ended July 31,
	Units		$ (Millions)		Average Price Per Unit $
	2018	2017	2018	2017	2018	2017
HOME BUILDING REVENUES
North	403	326	$266.2	$225.8	$660,600	$692,700
Mid-Atlantic	487	469	304.1	281.9	624,400	601,100
South	402	344	299.3	253.9	744,400	738,100
West	558	464	382.5	307.4	685,400	662,500
California	367	218	610.7	335.2	1,664,100	1,537,700
Traditional Home Building	2,217	1,821	1,862.8	1,404.2	840,200	771,200
City Living	29	78	50.6	98.7	1,745,400	1,264,500
Total consolidated	2,246	1,899	$1,913.4	$1,502.9	$851,900	$791,400

CONTRACTS
North	353	368	$239.7	$239.9	$679,100	$651,800
Mid-Atlantic	544	473	343.0	300.8	630,600	636,000
South	414	330	311.3	251.9	751,900	763,400
West	566	537	417.9	335.3	738,400	624,400
California	390	408	639.4	642.7	1,639,400	1,575,300
Traditional Home Building	2,267	2,116	1,951.3	1,770.6	860,800	836,800
City Living	49	47	80.7	40.4	1,646,300	858,500
Total consolidated	2,316	2,163	$2,032.0	$1,811.0	$877,400	$837,300

BACKLOG
North	1,254	1,217	$879.1	$807.7	$701,000	$663,700
Mid-Atlantic	1,342	1,269	878.6	801.9	654,700	631,900
South	1,296	1,154	994.3	895.2	767,200	775,700
West	1,610	1,500	1,179.0	1,003.8	732,300	669,200
California	1,407	934	2,345.5	1,511.4	1,667,000	1,618,200
Traditional Home Building	6,909	6,074	6,276.5	5,020.0	908,500	826,500
City Living	191	208	202.6	289.0	1,060,700	1,389,400
Total consolidated	7,100	6,282	$6,479.1	$5,309.0	$912,600	$845,100

	Nine Months Ended July 31,
	Units		$ (Millions)		Average Price Per Unit $
	2018	2017	2018	2017	2018	2017
HOME BUILDING REVENUES
North	950	812	$626.7	$560.8	$659,700	$690,600
Mid-Atlantic	1,217	1,133	765.9	692.5	629,300	611,200
South	942	808	711.5	591.2	755,300	731,700
West	1,502	1,240	989.9	821.3	659,100	662,300
California	822	621	1,336.2	928.3	1,625,500	1,494,800
Traditional Home Building	5,433	4,614	4,430.2	3,594.1	815,400	779,000
City Living	122	113	257.8	193.1	2,113,100	1,708,800
Total consolidated	5,555	4,727	$4,688.0	$3,787.2	$843,900	$801,200

CONTRACTS
North	987	1,052	$689.7	$675.8	$698,800	$642,400
Mid-Atlantic	1,416	1,416	903.0	884.3	637,700	624,500
South	1,183	1,002	889.8	750.0	752,200	748,500
West	1,715	1,592	1,197.0	1,019.7	698,000	640,500
California	1,342	1,022	2,186.5	1,572.0	1,629,300	1,538,200
Traditional Home Building	6,643	6,084	5,866.0	4,901.8	883,000	805,700
City Living	161	112	239.6	171.5	1,488,200	1,531,300
Total consolidated	6,804	6,196	$6,105.6	$5,073.3	$897,400	$818,800

Unconsolidated entities:

Information related to revenues and contracts of entities in which we have an interest for the three-month and nine-month periods ended July 31, 2018 and 2017, and for backlog at July 31, 2018 and 2017 is as follows:

	Units		$ (Millions)		Average Price Per Unit $
	2018	2017	2018	2017	2018	2017
Three months ended July 31,
Revenues	19	33	$36.0	$81.0	$1,896,900	$2,455,300
Contracts	25	38	$67.5	$58.1	$2,699,100	$1,528,900

Nine months ended July 31,
Revenues	73	176	$104.0	$451.6	$1,424,000	$2,566,100
Contracts	143	107	$259.2	$138.0	$1,812,900	$1,290,000

Backlog at July 31,	186	115	$322.7	$157.9	$1,735,100	$1,372,800

RECONCILIATION OF NON-GAAP MEASURES
This press release contains, and Company management’s discussion of the results presented in this press release may include, information about the Company’s Adjusted Gross Margin and the Company’s net debt-to-capital ratio.
These two measures are non-GAAP financial measures which are not calculated in accordance with generally accepted accounting principles (“GAAP”). These non-GAAP financial measures should not be considered a substitute for, or superior to, the comparable GAAP financial measures, and may be different from non-GAAP measures used by other companies in the homebuilding business.
The Company’s management considers these non-GAAP financial measures as we make operating and strategic decisions and evaluate our performance, including against other homebuilders that may use similar non-GAAP financial measures. The Company’s management believes these non-GAAP financial measures are useful to investors in understanding our operations and leverage and may be helpful in comparing the Company to other homebuilders to the extent they provide similar information.
Adjusted Gross Margin
The following table reconciles the Company’s gross margin as a percentage of revenues (calculated in accordance with GAAP) to the Company’s Adjusted Gross Margin (a non-GAAP financial measure). Adjusted Gross Margin is calculated as (i) gross margin plus interest recognized in cost of sales plus inventory write-downs divided by (ii) revenues.
Adjusted Gross Margin Reconciliation
(Amounts in thousands, except percentages)

		Three Months Ended July 31,
		2018	2017
	Revenues	$1,913,353	$1,502,909
	Cost of revenues	1,509,619	1,176,028
	Gross margin	403,734	326,881
Add:	Interest recognized in cost of sales	50,003	45,879
	Inventory write-downs	11,061	2,397
	Adjusted gross margin	$464,798	$375,157

	Gross margin as a percentage of revenues	21.1%	21.7%

	Adjusted Gross Margin	24.3%	25.0%

The Company’s management believes Adjusted Gross Margin is a useful financial measure to investors because it allows them to evaluate the performance of our homebuilding operations without the often varying effects of capitalized interest costs and inventory impairments. The use of Adjusted Gross Margin also assists the Company’s management in assessing the profitability of our homebuilding operations and making strategic decisions regarding community location and product mix.

Forward-looking Adjusted Gross Margin
The Company has not provided projected fourth quarter and full year fiscal 2018 gross margin or a GAAP reconciliation for forward-looking Adjusted Gross Margin because such measure cannot be provided without unreasonable efforts on a forward-looking basis, since inventory write-downs are based on future activity and observation and therefore cannot be projected for the fourth quarter or the full fiscal year. The variability of these charges may have a potentially unpredictable, and potentially significant, impact on our fourth quarter and full year fiscal 2018 gross margin.

Net Debt-to-Capital Ratio
The following table reconciles the Company’s ratio of debt to capital (calculated in accordance with GAAP) to the Company’s net debt-to-capital ratio (a non-GAAP financial measure). The net debt-to-capital ratio is calculated as (i) total debt minus mortgage warehouse loans minus cash and cash equivalents divided by (ii) total debt minus mortgage warehouse loans minus cash and cash equivalents plus stockholders’ equity.

Net Debt-to-Capital Ratio Reconciliation
(Amounts in thousands, except percentages)

		July 31, 2018	July 31, 2017	April 30, 2018
	Loans payable	$694,409	$619,574	$649,299
	Senior notes	2,860,771	3,148,905	2,860,290
	Mortgage company loan facility	82,274	57,921	103,550
	Total debt	3,637,454	3,826,400	3,613,139
	Total stockholders' equity	4,528,664	4,532,714	4,480,703
	Total capital	$8,166,118	$8,359,114	$8,093,842
	Ratio of debt-to-capital	44.5%	45.8%	44.6%

	Total debt	$3,637,454	$3,826,400	$3,613,139
Less:	Mortgage company loan facility	(82,274)	(57,921)	(103,550)
	Cash and cash equivalents	(522,181)	(946,195)	(475,113)
	Total net debt	3,032,999	2,822,284	3,034,476
	Total stockholders' equity	4,528,664	4,532,714	4,480,703
	Total net capital	$7,561,663	$7,354,998	$7,515,179
	Net debt-to-capital ratio	40.1%	38.4%	40.4%

The Company’s management uses the net debt-to-capital ratio as an indicator of its overall leverage and believes it is a useful financial measure to investors in understanding the leverage employed in the Company’s operations.
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